Registration No. 333-171362, 333-61128, 333-47277, 333-42447, 333-42445, 333-02845, 033-44922, 033-63553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171362

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-61128

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-47277

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-42447

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-42445

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-02845

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-44922

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-63553

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________

WAUSAU PAPER CORP.

(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0690900 (I.R.S. Employer Identification Number)

100 PAPER PLACE

MOSINEE, WI 54455-9099

(Address, including zip code, of registrant’s principal executive offices)

____________________

WAUSAU PAPER CORP. 2010 STOCK INCENTIVE PLAN

WAUSAU PAPER CORP. 2000 STOCK OPTION PLAN

MOSINEE PAPER CORPORATION 1994 EXECUTIVE STOCK OPTION PLAN

MOSINEE PAPER CORPORATION 1985 EXECUTIVE STOCK OPTION PLAN

WAUSAU PAPER CORP. SAVINGS AND INVESTMENT PLAN

WAUSAU PAPER CORP. 1991 EMPLOYEE STOCK OPTION PLAN

 (Full title of the plan)

____________________

Kevin Gorman

Vice President

Wausau Paper Corp.

100 Paper Place

Mosinee, WI  54455-9099

 (Name and address of agent for service)

Telephone: (715) 693-4470

(Telephone number, including area code, of agent for service)

____________________

Copies to:

Matthew D. Rowe

Ruder Ware, L.L.S.C

500 First Street, Suite 8000

P.O. Box 8050

Wausau, WI  54402-8050

(715) 845-4336

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer   □   Accelerated filer ☒    Non-accelerated filer  □     Smaller reporting company  □

EXPLANATORY NOTE

These post-effective amendments filed by Wausau Paper Corp., a Wisconsin corporation (the “Registrant”), hereby amend the following registration statements (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any securities registered pursuant to the Registration Statements and remaining unissued:

•                  Registration Statement on Form S-8 (No. 333-171362), pertaining to the registration of an aggregate of 2,500,000 shares of common stock, no par value per share (the “Shares”), issuable under the Wausau Paper Corp. 2010 Stock Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-61128), pertaining to the registration of an aggregate of 3,145,679 Shares, issuable under the Wausau Paper Corp. (formerly the Wausau-Mosinee Paper Corporation) 2000 Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-47277), pertaining to the registration of an aggregate of 25,000 Shares, issuable under the Mosinee Paper Corporation 1994 Executive Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-42447), pertaining to the registration of an aggregate of 350,000 Shares, issuable under the Mosinee Paper Corporation 1994 Executive Stock Option Plan.

•               Registration Statement on Form S-8 (No. 333-42445), pertaining to the registration of an aggregate of 200,000 Shares, issuable under the Mosinee Paper Corporation 1985 Executive Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-02845),  as amended by Post-Effective Amendment No. 1 filed on May 19, 1997 and Post-Effective Amendment No. 2 filed on October 22, 1998,  pertaining to the registration of an aggregate of 850,000 Shares, issuable under the Wausau Paper Corp. Savings and Investment Plan (formerly the Wausau-Mosinee Paper Corporation Savings and Investment Plan and the Wausau Paper Mills Company Salaried Savings and Investment Plan) and an indeterminate amount of interests to be offered or sold pursuant to such plan.

•                  Registration Statement on Form S-8 (No. 033-44922), as amended by Post-Effective Amendment No. 1 filed on August 25, 1995, pertaining to the registration of an aggregate of 500,000 Shares, issuable under the Wausau Paper Corp. 1991 Employee Stock Option Plan (formerly the Wausau Paper Mills Company 1991 Employee Stock Option Plan).

•                  Registration Statement on Form S-8 (No. 033-63553), pertaining to the registration of an aggregate of 110,000 Shares, issuable under the Mosinee Paper Corporation 1994 Executive Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of October 12, 2015 (the “Merger Agreement”), by and among the Registrant, SCA Americas Inc. (“SCA Americas”), a Delaware Corporation, and Salmon Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of SCA Tissue North America, LLC (“SCA Tissue”), a Delaware limited liability company and indirect wholly owned subsidiary of SCA Americas , Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of SCA Tissue, which pursuant to an Assignment of Agreement and Plan of Merger, dated January 20, 2016 (the “Assignment Agreement”), was assigned SCA Americas’ rights and obligations under the Merger Agreement.  Pursuant to the terms of the Merger Agreement and the Assignment Agreement, SCA Americas continues to remain liable for all of its obligations under the Merger Agreement as if no assignment had occurred.  The Merger became effective on January 21, 2016.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby terminates the effectiveness of the Registration Statements and hereby removes from registration any and all securities that were registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mosinee, State of Wisconsin, on the 21st day of January, 2016.

WAUSAU PAPER CORP.
By:	/s/ KEVIN S. GORMAN
Kevin S. Gorman
Vice President

Note: In reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.